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                                                                    EXHIBIT 10.3

April 12, 2001

MDA Holdings Corporation
21700 Atlantic Boulevard
Dulles, Virginia 20166
Attention: Legal Dept.

Fax 703-406-5572

Dear Sirs:
              RE: MACDONALD, DETTWILER AND ASSOCIATES LTD. ("MDA")

CAI Capital Partners and Company II, L.P., CAI Capital Partners and Company II-C, L.P., CAI Partners and Company II, L.P. (collectively, the "CAI Entities"), 597858 B.C. Ltd. ("BC"), and the Ontario Teachers' Pension Plan Board (the "Institutional Investor" and, collectively with the CAI Entities and BC, the "Purchasers") understand that MDA Holdings Corporation ("Holdco" or the "Seller"), a wholly-owned subsidiary of Orbital Sciences Corporation ("Orbital"), owns 18,000,000 common shares of MacDonald, Dettwiler & Associates Ltd. ("MDA" or the "Corporation"). The Purchasers wish to purchase 12,350,000 of such common shares (the "Purchased Shares") and obtain additional rights in respect of the balance of 5,650,000 of such common shares (the "Remaining Shares" and, together with the Purchased Shares, the "Shares").

1.      SALE OF THE PURCHASED SHARES.

        (a) Subject to the terms and conditions hereof, the Purchasers agree to purchase from the Seller and the Seller agrees to sell to the Purchasers the Purchased Shares for a purchase price of Cdn. $14.00 per share, or Cdn. $172.9 million in the aggregate, before deducting all fees to the Purchasers and expenses of the Purchasers payable by Holdco pursuant hereto, and on and subject to the following terms and conditions. The Purchased Shares are proposed to be purchased in the following respective amounts:
                CAI Capital Partners and Company II, L.P.: 783,696 shares; CAI Capital Partners and Company II-C, L.P.: 96,242 shares; CAI Partners and Company II, L.P.: 470,062 shares; BC: 1,000,000 shares; and the Institutional Investor: 10,000,000 shares; provided that such amounts may be re-allocated by giving written notice to the Seller at least two business days before the Closing without changing the total if so agreed among the CAI Entities, BC and the Institutional Investor. In no event will the Seller be obliged to
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                                      -2-


                complete the Closing if less than all of the Purchased Shares are proposed to be purchased, however.

        (b) Subject to the terms and conditions hereof, the purchase price will be paid and satisfied by a wire transfer of immediately available funds in accordance with wire instructions to be provided in writing by the Seller to each of the Purchasers no less than two (2) business days prior to Closing. All dollar amounts referred to in this letter agreement are in Canadian dollars. Despite the foregoing, at the written request of the Seller made no less than two (2) business days prior to Closing, the Purchasers shall pay the U.S. dollar equivalent (based on a rate of exchange available either on the Closing date or the one or two prior business days, as determined by each of the Purchasers) of any amount otherwise payable, net of any foreign exchange costs actually incurred by them.

        (c) At Closing, the Seller shall pay to the CAI Entities and BC a sourcing and structuring fee of Cdn. $3.458 million (representing 2.0% of the purchase price), with one-half of such amount payable to each of them, and shall pay or reimburse the Purchasers for their reasonable fees and expenses incurred in connection herewith (for greater certainty including those referred to in section 4.2), up to an aggregate amount of Cdn. $500,000.

2.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER.

        The Seller represents, warrants and covenants as follows to the Purchasers now and as at the Closing:

        (a) The Seller is and will at Closing be the legal and beneficial owner of the Purchased Shares, which will at Closing be delivered to the Purchasers free and clear of any and all adverse claims, security interests or encumbrances whatsoever. At the date hereof, the Purchased Shares are subject to the Shareholders' Agreement (as defined herein), the Amended and Restated Secondary Option Agreement, the Reverse Option Agreement, the Pledge and Custodial Agreement, and an underwriting agreement and resale restrictions agreement entered into at the time of the initial public offering of MDA (the "Underwriters' Covenants"). A waiver and release of the Underwriters' Covenants in respect of both the Purchased Shares and the Remaining Shares will be obtained by the Seller prior to Closing.

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                                     -3-

        (b) The Seller has all power and authority necessary to execute and deliver this letter agreement and to perform and complete its obligations hereunder, and such actions will not violate its articles or by-laws, any applicable laws, or any agreement by which it, Orbital or the Shares are bound, except to the extent set forth in section 2(a) or as contemplated by the following sentence. If the consent of Orbital's lenders is required hereunder, the Seller will obtain such consent prior to Closing.

        (c) Immediately following the Closing, the Seller (i) will be solvent, (ii) will not be engaged in a business or a transaction, or about to be engaged in a business or a transaction, for which any property remaining with the Seller would be an unreasonably small capital, and (iii) has not incurred, and does not intend to incur, or believe that it would incur, debts that would be beyond the Seller's ability to pay as such debts matured.

        (d) Orbital and the Seller have complied with and will continue to comply with sections 2.4 and 2.5 of the Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement") dated as of June 29, 2000 among the CAI Entities, BC, Orbital and Holdco, and the Seller has complied with and will continue to comply with its charter documents (including for at least 2 years after Closing). For greater certainty, this provision shall survive the consummation of the transactions contemplated hereby.

        (e) To the best knowledge of the Seller and Orbital, after due enquiry, neither the Seller nor Orbital is aware of any material fact or material change with respect to MDA or its shares that has not been disclosed publicly by MDA or disclosed to all of the Purchasers in writing by the Seller (or, in the case of the CAI Entities and BC only, disclosed to their nominees in their capacities as directors of MDA), and neither the Seller nor Orbital is aware of any misrepresentation in any of the Corporation's public disclosure documents filed on SEDAR.

        (f) No person has any agreement, right or privilege for the purchase, acquisition or transfer from the Seller of any of the Purchased Shares or any of the Remaining Shares or any interest therein except (i) the Purchasers pursuant hereto, and (ii) pursuant to the Shareholders' Agreement (as defined herein), the Amended and Restated Secondary Option Agreement, the Reverse Option Agreement and the Pledge and Custodial Agreement. The Seller has the right to sell the Purchased



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                Shares and the Remaining Shares to the Purchasers except that, as at the date hereof, the Shares are also subject to the Underwriters' Covenants.

        (g) The Seller is a non-resident of Canada within the meaning of the Income Tax Act (Canada) and, for greater certainty, its address in the records of the Corporation is not in Canada.

        (h)     The Seller is acting as principal hereunder.

        (i)     The Seller has held the Purchased Shares since at least July
                31, 2000.

        (j) Neither the Seller nor any affiliate of or person acting jointly or in concert with the Seller has purchased or sold any common shares of MDA or entered into any derivative or similar transactions with respect thereto at any time since July 31, 2000.

        (k) This letter agreement is a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject however to limitations with respect to the enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors' rights generally and subject to the availability of equitable remedies such as specific performance and injunctions.

        (l) The Seller's and Orbital's agreement with any and all prospective purchasers of the Shares other than the Purchasers has been terminated in accordance with its terms.

3.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

        Each of the Purchasers represents and warrants as follows to the Seller now and as at the Closing (for greater certainty, with each Purchaser warranting as to itself only, severally and not jointly or jointly and severally):

        (a) Such Purchaser has all power and authority necessary to execute and deliver this agreement and to perform and complete its obligations hereunder, and such actions will not violate its articles or by-laws, any applicable laws, or any agreement by which it is bound.

        (b) This letter agreement is a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, subject however to limitations with respect to the enforcement



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                of remedies, to bankruptcy, reorganization, insolvency,
                moratorium and other laws relating to or affecting creditors' rights generally and subject to the availability of equitable remedies such as specific performance and injunctions.

        (c) Other than CAI Partners and Company II, L.P., which is a "WTO investor", such Purchaser is not a "non-Canadian" for purposes of the Investment Canada Act (Canada).

4.      COVENANTS.

4.1 The Seller covenants and agrees with the Purchasers that it will do or cause to be done, in addition to its covenants pursuant to section 2, the following:

        (a) The Seller shall use all reasonable efforts to satisfy all requirements and conditions contained in this letter agreement in order to complete the transactions contemplated hereby and to comply with, satisfy and fulfil promptly all legal and regulatory requirements applicable to the Seller with respect to the consummation of the transactions contemplated hereby. Despite the foregoing, the Seller shall not be required to execute any additional agreements referred to in section 7(c) which are not satisfactory to it, acting reasonably (without prejudice to the Purchasers' rights under section 5).

        (b) The Seller shall cause two of its three nominees to the board of directors of the Corporation to resign at such time and in such manner (which may include voting for their successors) as is requested by the Purchasers at or following Closing, and shall cause its remaining nominee to resign at such time as it no longer holds at least 5% of the outstanding common shares of MDA, and shall use its reasonable efforts to cause its remaining nominee to support the appointment in their stead of such individuals as the Purchasers shall identify in writing to the Seller. For greater certainty, this provision shall survive the consummation of the transactions contemplated hereby.

        (c) In the period prior to the Closing, the Seller shall consult with the Purchasers prior to exercising any voting rights attached to the Purchased Shares. In the event that the Seller and the Purchasers, each acting reasonably, do not agree as to how the voting rights are to be exercised on a matter which, in the opinion of the Purchasers, acting reasonably, is material to the value of the Purchasers' current investment or proposed investment in the Corporation, the Purchasers



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                may terminate this letter agreement, which shall, without
                prejudice to any other remedy of any Purchaser hereunder or for breach of any other obligation of the Seller hereunder, and subject to the requirement that the Seller reimburse all of the Purchasers' reasonable fees and expenses incurred in connection herewith (which obligation shall survive any termination of this letter agreement), shall be the exclusive remedy of the Purchasers hereunder for a breach of this section 4.1(c) by the Seller. Notwithstanding the foregoing terms of this section 4.1(c), the Purchasers acknowledge that at all times prior to the Closing the Seller shall retain sole decision-making authority with respect to the exercise of the voting rights attached to the Shares.

        (d) Until the Closing, the Seller will co-operate with the Purchasers and MDA in making all requisite regulatory filings and seeking all regulatory and third party consents.

        (e) Without the express prior written consent of the Purchasers, the Seller and its affiliates shall maintain in strict confidence and not use for any purpose whatsoever any non-public information of which they are aware at the date hereof or of which they subsequently become aware relating to MDA, except as required by law and following prior written notice and consultation with MDA and the Purchasers. The foregoing shall not apply to disclosures pursuant to a reasonable written confidentiality agreement for the purpose of seeking offers for the Remaining Shares subsequent to June 30, 2001. The following information shall not be considered non-public information: (i) information that is or becomes publicly available through no fault of the Seller or its affiliates; (ii) information that was known by the Seller or Orbital (other than on a confidential basis) prior to the receipt of such information from MDA; or (iii) information that becomes available to the Seller or Orbital on a non-confidential basis from MDA (following Closing) or from a source other than MDA which source, to the knowledge of the Seller or Orbital, is not bound by a confidentiality obligation with MDA or otherwise prohibited from disclosing such information by a contractual, legal or fiduciary obligation. For greater certainty, this provision shall survive the consummation of the transactions contemplated hereby and any termination of this letter agreement.

        (f) The Seller and its affiliates agree to use all reasonable efforts to satisfy all terms and conditions hereof, and also to co-operate in full with any reasonable request made by the Purchasers in connection with this



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                                     -7-


                transaction and/or the Remaining Shares, including without limitation in connection with the Remaining Shares by assisting in the process of obtaining financing for the purchase of the Remaining Shares, participating in any prospectus process, assisting with access for due diligence purposes, and signing any requested underwriting or indemnification agreements on terms not materially more adverse to them than those applicable in the IPO, provided that the Seller shall be reimbursed by the CAI Entities and/or BC or otherwise for all commissions payable by it related thereto and all reasonable expenses (not to exceed US $100,000) incurred by it in connection therewith. For greater certainty, this provision shall survive the consummation of the transactions contemplated hereby.

        (g) If the Seller dividends or distributes any of the net proceeds hereof to Orbital, then Orbital (which is a party to this agreement solely for the purposes of this section 4(g)) will ensure that it forthwith repays to MDA the amount of U.S. $3,889,810 (or the reasonable Canadian dollar equivalent thereof) (or such other amount as is acceptable to the Purchasers, acting reasonably, based upon the letter agreement between Orbital and MDA dated January 16, 2001) on behalf of certain of Orbital's or its subsidiaries' (other than Orbimage's) liabilities to MDA, which amount is net of amounts owed to Orbital by MDA.

        (h) Until the Closing or the termination of this letter agreement, whichever occurs first, the Seller shall not enter into any other agreement in respect of the Shares and shall refrain from any purchases of or offers to purchase additional shares of MDA, any material transactions with MDA, and any proxy solicitations of MDA shareholders, in each case without the express prior written consent of the Purchasers.

        (i) Until the Closing or termination of this letter agreement, whichever occurs first, the Seller and its affiliates shall co-ordinate all public announcements or statements and filings in respect of the transactions contemplated by this letter agreement with the Purchasers and shall consult with the Purchasers in respect thereof and make any changes reasonably requested by them.

        (j) The Seller shall use its reasonable efforts to cause MDA to be included in any release obtained by Orbital or the Seller in respect of Orbcomm, provided that MDA cooperates and agrees to subrogate its claims against Orbcomm. For greater certainty, this provision shall survive the consummation of the transactions contemplated hereby.



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4.2     The Purchasers (for greater certainty, each severally as to itself and not jointly or jointly and severally with the other Purchasers) covenant and agree with the Seller that they will use all reasonable efforts to satisfy all requirements and conditions applicable to them contained in this letter agreement in order to complete the transactions contemplated hereby and to comply with, satisfy and fulfil promptly all legal and regulatory requirements applicable to them with respect to the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, the Purchasers (for greater certainty, each severally as to itself and not jointly or jointly and severally with the other Purchasers) agree that they shall as soon as practicable make and diligently prosecute:

        (a) if necessary, an application to the Commissioner of Competition for an advance ruling certificate under section 102 of the Competition Act (Canada) and/or a pre-notification filing under
               Part IX of the Competition Act (Canada) with respect to the purchase by the Purchasers of the Purchased Shares (and, if considered appropriate, the Remaining Shares); and

        (b) if necessary, a Hart-Scott-Rodino Antitrust Improvements Act of 1976 filing with respect to the purchase by the Purchasers of the Purchased Shares (and, if considered appropriate, the Remaining Shares).

        The Purchasers shall pay the filing fees in respect thereof, subject to reimbursement as provided herein by the Seller. Despite the foregoing, the CAI Entities and BC shall not be required to execute any additional agreements referred to in section 7(c) which are not satisfactory to them, acting reasonably (without prejudice to their rights under section 5), and provided that if the Seller refuses to sign any agreements contemplated by section 7(c), it shall be required to reimburse the Purchasers their reasonable fees and expenses incurred in connection herewith (which obligation shall survive any termination of this letter agreement).

5.      CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASERS.

        The obligations of the Purchasers to purchase the Purchased Shares under this letter agreement are subject to the following conditions for the exclusive benefit of the Purchasers to be fulfilled and/or performed prior to the Closing:

        (a) The representations and warranties of the Seller contained in this letter agreement shall be true and correct in all respects as of the date of this letter agreement and shall also be true and correct in all respects on


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                                     -9-



                and as of the Closing with the same force and effect as if made on and as of such date.

        (b) The Seller shall have performed or complied in all respects with all covenants to be performed or complied with by the Seller in this letter agreement at or prior to the Closing.

        (c) The Corporation shall have confirmed at Closing to the satisfaction of the Purchasers, acting reasonably: (i) the absence of any consents (other than those that have been obtained on terms satisfactory to the Purchasers, acting reasonably) that are required under the terms of any agreements to which MDA or its subsidiaries are a party or bound in order to avoid default, termination or other adverse effects (including without limitation under the Landamerica, Radarsat II, BC Online and UK agreements, to the extent required); and (ii) the absence of any material fact or material change with respect to MDA or its shares that has not been disclosed publicly by MDA.

        (d) The Purchasers shall be satisfied that MDA and its subsidiaries and their respective assets and operations have insurance in place or are covered by insurance to the extent deemed necessary by the Purchasers (following consultation with MDA) and that all amounts paid or to be paid by MDA or its subsidiaries to Orbital until Closing on account of premiums or contributions on all insurance policies, employee benefit plans, 401K plans and similar plans maintained at the date hereof by Orbital on behalf of MDA and its subsidiaries have been paid or made in full.

        (e) The Purchasers shall have received a certificate dated the Closing in form and on terms satisfactory to the Purchasers, acting reasonably, signed by two senior officers of the Seller on behalf of the Seller, to the effect that the conditions precedent specified in sections 5(a) and 5(b) have been complied with.

        (f) If a filing under the Competition Act (Canada) is required, the Commissioner of Competition (the "Commissioner") appointed under the Competition Act (Canada) (the "Act") shall have issued an advance ruling certificate under section 102 of the Act in respect of the transactions contemplated hereby; (ii) the Commissioner shall have advised the Purchasers that he does not intend at the current time to apply to the Competition Tribunal for an order under section 92 of the Act in respect of such transactions; or (iii) the applicable waiting



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                                     -10-



                period under section 123 of the Act shall have expired without the Commissioner having notified the Purchasers that he intends to apply to the Competition Tribunal for an order under section 92 of the Act in respect of such transactions; and no proceedings shall have been taken or threatened under the merger provisions of Part VIII or under section 45 of the Act in respect of such transactions.

        (g) If a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is required in the United States, any applicable pre-merger filing requirements under that Act shall have been fulfilled, any waiting period requirements under that Act shall have expired or been terminated, and there shall be no pending or threatened actions or proceedings to restrain the transactions contemplated hereby or asserting its illegality.

        (h)     Other than any court or regulatory proceedings referred to in section 9(e) to the extent that they shall oblige the parties hereto to adjust the purchase price, no action or proceeding which is outstanding and not resolved shall have been taken before or by any domestic or foreign court, governmental authority or other regulatory authority, no order, decision or ruling shall have been made by any such court, governmental authority or other regulatory authority, and no law or regulation shall have been passed since the date hereof which in any of the foregoing cases would have the effect of:

                (i) ceasing trading or prohibiting the purchase or resale by the Purchasers of any of the Purchased Shares;

                (ii) imposing on the Purchasers material burdensome obligations, restrictions, limitations or conditions on their ownership of or exercise of rights of ownership over the Purchased Shares which could reasonably be expected to have a materially adverse effect on the value of the Purchased Shares; or

                (iii) requiring the Purchasers to make an offer to purchase any additional common shares of MDA held by other shareholders;

               it being acknowledged and agreed that the Purchased Shares are not at the date hereof freely tradeable.

        (i) There shall not exist any prohibition at law against the Purchasers acquiring the Purchased Shares, and the Seller shall have obtained any necessary consents from its lenders and pursuant to the Underwriters'

                Covenants to complete the transactions contemplated herein, including in section 7(c).

        (j) MDA shall not have suffered an adverse material change in its business subsequent to the date hereof (or an undisclosed adverse material change in its business prior to the date hereof).

        (k) The arrangements set forth in section 7(c) hereof shall have been executed, delivered and completed to the satisfaction of the Purchasers, acting reasonably.

        (l) The Seller shall have received a fairness opinion from an independent advisor in form and substance satisfactory to the Purchasers, acting reasonably.

        (m) The Purchasers shall have received a legal opinion from the Seller's counsel in form and substance satisfactory to the Purchasers, acting reasonably, with respect to the due authorization and execution of all agreements entered into in connection with the transactions contemplated herein.

        (n) The Institutional Investor shall have been provided by the Corporation with two demand and unlimited piggy-back registration rights on terms substantially similar to those currently granted to the CAI Entities and BC, which shall be confirmed on substantially the same terms to reflect necessary changes and the grant of one further additional demand registration right to the Purchasers in aggregate.

        (o) The Purchasers shall be satisfied that Orbital shall have withdrawn its request to MDA to seek the release of Orbital's guarantee of MDA's obligations to the Canadian Space Agency.

        In the event that any of such conditions shall not have been satisfied or waived on or prior to the Closing, the Purchasers or any of them may in their discretion terminate the agreement to purchase the Purchased Shares by notice in writing to the Seller, without any party having any further obligation hereunder (except that the Seller shall be required to reimburse the Purchasers their reasonable fees and expenses incurred in connection herewith, which obligation shall survive any termination of this letter agreement), but without prejudice to liability for any prior breach hereunder, and, for greater certainty, the terms of the Shareholders' Agreement, the Amended and Restated Secondary Option Agreement, the Reverse Option Agreement, the Pledge and Custodial Agreement, the Exchange and Registration Rights Agreement and any other agreements among the CAI Entities,

BC, the Seller and/or Orbital shall remain in full force and effect, unaffected thereby.

6.      CONDITIONS OF CLOSING IN FAVOUR OF THE SELLER.

        The obligations of the Seller under this agreement are subject to the following conditions for the exclusive benefit of the Seller to be fulfilled and/or performed prior to the Closing:

        (a) The representations and warranties of the Purchasers contained in this letter agreement shall be true and correct in all respects as of the date of this letter agreement and shall also be true and correct in all respects on and as of the Closing, with the same force and effect as if made on and as of such date.

        (b) The Purchasers shall have performed or complied in all respects with all covenants to be performed or complied with by the Purchasers in this letter agreement at or prior to the Closing.

        (c) There shall not exist any prohibition at law against the Seller selling the Purchased Shares to the Purchasers.

        (d) The Seller shall have obtained any necessary consents from its lenders and pursuant to the Underwriters' Covenants to complete the transactions contemplated herein, including in section 7(c).

        (e) The Seller shall have received certificates dated the Closing in form and on terms satisfactory to the Seller, acting reasonably, from the Purchasers to the effect that the conditions precedent specified in sections 6(a) and 6(b) have been complied with.

        (f) If a filing under the Competition Act (Canada) is required, the Commissioner of Competition (the "Commissioner") appointed under the Competition Act (Canada) (the "Act") shall have issued an advance ruling certificate under section 102 of the Act in respect of the transactions contemplated hereby; (ii) the Commissioner shall have advised the Purchasers that he does not intend at the current time to apply to the Competition Tribunal for an order under section 92 of the Act in respect of such transactions; or (iii) the applicable waiting period under section 123 of the Act shall have expired without the Commissioner having notified the Purchasers that he intends to apply to the Competition Tribunal for an order under section 92 of the Act in respect of such transactions; and no proceedings shall have been taken or threatened under the merger provisions of Part VIII or under section 45 of the Act in respect of such transactions.

        (g) If a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is required in the United States, any applicable pre-merger filing requirements under that Act shall have been fulfilled, any waiting period requirements under that Act shall have expired or been terminated, and there shall be no pending or threatened actions or proceedings to restrain the transactions contemplated hereby or asserting its illegality.

        In the event that any of such conditions shall not have been satisfied or waived on or prior to the Closing, the Seller may in its discretion terminate the agreement to sell the Purchased Shares by notice in writing to the Purchasers, without any party having any further obligation hereunder, but without prejudice to liability for any prior breach hereunder, and, for greater certainty, the terms of the Shareholders' Agreement, the Amended and Restated Secondary Option Agreement, the Reverse Option Agreement, the Pledge and Custodial Agreement, the Exchange and Registration Rights Agreement and any other agreements among the CAI Entities, BC, the Seller and/or Orbital shall remain in full force and effect, unaffected thereby. Despite the foregoing, in the event that the condition in section 6(d) is not satisfied or waived, and the Seller terminates this letter agreement, then the Seller shall be required to reimburse the Purchasers their reasonable fees and expenses incurred in connection herewith, which obligation shall survive any termination of this letter agreement.

7.      CLOSING ARRANGEMENTS; TERMINATION.

        (a) The closing of the purchase and sale of the Purchased Shares shall take place at 10:00 a.m. (Toronto time) at the offices of Hogan & Hartson LLP in New York on the second business day following the date on which the Purchasers shall have notified the Seller that all of the conditions referred to in sections 5(c)(i), (d), (f), (g) and (i) hereof have been satisfied or waived, or at such other time and date as may be mutually agreed upon between either of the Purchasers and the Seller (the "Closing"). Subject to the following sentence, the Purchasers or the Seller may terminate this letter agreement if the Closing does not occur on or before May 31, 2001 and in such event, for greater certainty, the terms of the Shareholders' Agreement, the Amended and Restated Secondary Option Agreement, the Reverse Option Agreement, the Pledge and Custodial Agreement, the Exchange and Registration Rights Agreement and any other agreements among the CAI Entities,

               BC, the Seller and/or Orbital shall remain in full force and effect, unaffected thereby. The Purchasers shall use their reasonable efforts to seek to satisfy such conditions to enable a closing as close to April 13, 2001 as is reasonably possible.

        (b) At the Closing, the Seller agrees to deliver to the Purchasers definitive certificates representing the Purchased Shares duly endorsed for transfer (with signatures guaranteed and other documents required by MDA's transfer agent to process such a transfer) in the names of the Purchasers or as they may direct, against payment by the Purchasers of the purchase price for the relevant Purchased Shares.

        (c) Contemporaneously with the Closing of the purchase and sale of the Purchased Shares, the Seller shall enter into binding agreements on terms and conditions (including as to representations, warranties and covenants) satisfactory to the CAI Entities and BC, acting reasonably, whereby the Seller grants them (pro rata to their shareholdings in MDA on the date hereof and prior to the transactions contemplated herein, or in such other proportions as they shall determine), an irrevocable and transferable option (the "Option"), in whole or in part, to elect to purchase the Remaining Shares at any time on or before May 31, 2001 (which may be extended by them for financing or regulatory reasons until June 30, 2001) at Cdn. $14.25 per share (subject to a 2% sourcing and structuring fee, a price adjustment provision as in section 9(e) hereof and subject to the requirement of the CAI Entities and BC to share as to 50% with the Seller all net proceeds from the sale of the Option or the Remaining Shares by them to any third party in excess of Cdn. $14.25 per share). The shares would be pledged with and held by a commercial bank or broker in the U.S. in a manner similar to that today, for purposes of assuring the Option and the following rights. In addition, the CAI Entities and BC would have an irrevocable and transferable right of first refusal (exerciseable for a period of 30 days) on any sale of any of the Remaining Shares by the Seller on or prior to June 30, 2002 to the extent that the Option is not exercised, and the right to receive 50% of the net proceeds in excess of Cdn. $15.00 per share in the event of any sale of any of the Remaining Shares by the Seller to any third party on or prior to such date to the extent that the right of first refusal is not exercised, in each case in accordance with the same pro-ration mechanism.

8.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        All representations and warranties of each party made herein, in any certificate or other document delivered by it or on its behalf pursuant to the provisions hereof or otherwise with respect to this letter agreement and the transactions contemplated hereby shall survive the Closing of the purchase and sale of the Purchased Shares and, notwithstanding such Closing, nor any investigation made by or on behalf of such party, shall continue in full force and effect without any limitation as to time (except that the representations and warranties of the Seller in sections 2(e) and 2(l) shall only survive for a period of 18 months following Closing if no claim in writing is made in respect thereof prior to such time).

9.      GENERAL PROVISIONS.

(a) Any notice, direction or other instrument required or permitted to be given or made hereunder shall be made in writing and shall be sufficiently given or made if delivered in person to the address set forth below or if telecopied or sent by other means of recorded electronic communication and confirmed by delivery as soon as practicable thereafter.

               Notices to the Seller shall be addressed as follows:

               MDA Holdings Corporation
               c/o Orbital Sciences Corporation
               21700 Atlantic Boulevard
               Dulles, Virginia USA 20166-6801



                Attention:         Legal Department

                Telephone:         (703) 406-5000
                Facsimile:         (703) 406-5572

               with a copy (which shall not constitute notice) to:

               Hogan & Hartson LLP
               555 Thirteen Street, NW
               Washington, DC USA 20004
               Attention: Gordon Wilson
               Telephone: (202) 537-5627
               Facsimile: (202) 537-5910

               Notices to the CAI Entities shall be addressed as follows:

                c/o CAI Managers & Co., L.P.

                767 Fifth Avenue, 5th Floor
                New York, New York
                10153

                Attention:         Manfred Yu

                Telephone:         212-319-3023
                Facsimile:         212-319-0232


               with a copy (which shall not constitute notice) to: Simon Romano and Roberta Carano, Stikeman Elliott, Suite 5300, Commerce Court West, Toronto, Ontario M5L 1B9, Telephone 416-869-5500, Fax: 416-947-0866.

               Notices to BC shall be addressed as follows:




                Randall Mullan
                c/o McCullough O'Connor Irwin
                1100 - 888 Dunsmuir Street
                Vancouver,  British Columbia  Canada
                V6C 3K4

                Attention:         Jonathan McCullough

                Telephone:         604-687-7077
                Facsimile:         604-687-7099


               Notices to the Institutional Investor shall be addressed as follows:

               Ontario Teachers' Pension Plan Board
               5650 Yonge Street
               Toronto, Ontario, Canada M2M 4H5



                Attention:         Roy Graydon

                Telephone:         416-730-6167
                Facsimile:         416-730-5143
               with a copy (which shall not constitute notice) to: Jonathan Lampe and Francesca Guolo, Goodmans, Suite 2400, 250 Yonge Street, Toronto, Ontario M5B 2M6, Telephone 416-979-2211, Fax:
               416-979-1234.

               Any notice, direction or other communication so given or so made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of sending if sent by telecopier or other means of recorded electronic communication (provided such day of delivery or sending is a business day and if not then on the first business day thereafter). Any party may change its address for notice by notice given to the other parties in the manner aforesaid.

        (b) Except as expressly provided herein, all costs and expenses incurred in connection with this letter agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Seller covenants and agrees to indemnify and save harmless the Purchasers from and against any claims whatsoever for any commissions or remuneration payable or alleged to be payable to any broker, agent or other intermediary who has acted for the Seller or Orbital in connection with the sale of the Purchased Shares or the Remaining Shares. For greater certainty, this provision shall survive the consummation of the transactions contemplated hereby and any termination of the letter agreement.

        (c) This letter agreement shall be construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to conflicts of law principles). Any disputes arising under this letter agreement shall be subject to the non-exclusive jurisdiction of the courts of the Province of Ontario, and each party irrevocably attorns to the courts of such jurisdiction.

        (d)    Time shall be of the essence of this letter agreement.

        (e) The parties acknowledge and agree that it is intended that the price per share for the Purchased Shares does not exceed 115% of the "market price" of the Common Shares determined in accordance with the regulations under the Securities Act (Ontario) and that any recalculation of "market price" would be inappropriate in the circumstances. However, the parties agree that if any regulatory authority or court of competent jurisdiction decides at any time to recalculate the "market price" and as a result determines that the price per share exceeds such 115% of the "market price", the price per share will be reduced to that price which is either (a) determined by such court or regulatory authority to be 115% of the "market price", or (b) the price which the parties, acting in good faith, believe to be 115% of the "market price". If necessary, the Seller agrees to refund such amount to the Purchasers as is required to comply with the foregoing. For greater certainty, this provision shall survive the consummation of the transactions contemplated hereby.

        (f) This agreement is without prejudice to the offer (the "ROFO") dated March 14, 2001 by the CAI Entities and BC pursuant to the terms of section 5.1 of the Shareholders' Agreement. Upon Closing, the Shareholders' Agreement, the Amended and Restated Secondary Option Agreement, the Reverse Option Agreement, the Pledge and Custodial Agreement and the Exchange and Registration Rights Agreement shall terminate, and the ROFO shall be of no force and effect. If Closing does not occur for any reason whatsoever, the ROFO shall remain in full force and effect (in accordance with its terms), as, for greater certainty, shall the Shareholders' Agreement, the Amended and Restated Secondary Option Agreement, the Reverse Option Agreement, the Pledge and Custodial Agreement and the Exchange and Registration Rights Agreement. For greater certainty, this provision shall survive the consummation of the transactions contemplated hereby and any termination of this letter agreement.

        (g) Each of the parties to any agreement resulting herefrom shall execute all further documents and do all further acts and things as may be necessary for the purpose of implementing the terms of such agreement.

        (h) The covenants contained herein shall, to the extent applicable, survive any purchase and sale in accordance herewith.

        (i) The obligations of the Purchasers hereunder are several, and not joint nor joint and several.

        (j) The Seller acknowledges that the purchase price and the price of the Option has been determined at arms' length, that the purchase price and the price of the Option represent reasonably equivalent value for the Shares, and that the purchase price and the price of the Option are fair and reasonable in the circumstances, and the Seller waives any right to claim that the purchase price or the Option price is not at arms' length, adequate and fair. For greater certainty, this provision shall survive the consummation of the transactions contemplated hereby.

        (k) This letter agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto, except as set forth in section 9(f) hereof. Despite the foregoing, the Purchasers acknowledge their intent to enter into agreements among themselves concerning certain matters. No supplement, modification or termination of this letter agreement shall be binding unless executed in writing by each of the parties hereto.

        (l) Except as otherwise provided herein, no party may assign this letter agreement without the prior written consent of the other parties hereto. The Purchasers may assign their rights under this letter agreement to any other person or entity in whole or in part without the prior written consent of the Seller, provided that such assignment shall not result in the applicability of additional regulatory approvals which would reasonably be expected to materially delay the Closing. The Seller may not assign any of its rights or obligations under this letter agreement to any other person or entity in whole or in part without the prior written consent of the Purchasers, which may be unreasonably withheld. This letter agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

        (m) Each of the parties recognizes and acknowledges that a breach by a party of any covenants or other commitments contained in this letter agreement will cause the other parties to sustain injury for which they would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party or parties shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

        (n) The Seller shall indemnify and save harmless the Purchasers of and from all losses whatsoever (including without limitation expenses, costs, damages, penalties, fines, charges, claims, demands, liabilities, interest, and any and all legal fees and disbursements) suffered by, imposed upon or asserted against the Purchasers (or against any of their directors, officers, employees, agents, representatives or shareholders) in respect of, as a result of, connected with or arising out of, under or pursuant to any inaccuracy in any representation or warranty provided by the Seller herein. If for any reason the above indemnity shall be unenforceable, the Seller shall contribute to the losses incurred in such amount as is appropriate to reflect all equitable considerations. For greater certainty, this provision shall survive the consummation of the transactions contemplated hereby and any termination of this letter agreement.

        (o)    For the purpose of this letter agreement, the terms:

               (i) "material fact", "material change", "misrepresentation" and "subsidiary" are defined to have the definitions thereof under the Securities Act (Ontario);

               (ii) "business day" shall mean any day on which banks in the cities of Toronto, Vancouver and New York are open for business; and

               (iii) references to "Shares", "Purchased Shares" or "Remaining Shares" include any shares into which the foregoing may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities or property which may be declared in respect thereof.

        (p) This letter agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of a telecopier transmission.

        (q) BC acknowledges and agrees that it is proposing to acquire its portion of the Purchased Shares and if applicable the Remaining Shares as bare trustee and agent for an investor, the identity of which has been disclosed to the other parties hereto, and that it will not hold such Shares for the benefit of any other person or entity without the prior written consent of the other parties, such consent not to be unreasonably withheld. BC shall at all times be controlled by such investor.

                            ---------------------

If you wish to accept this offer, please confirm your acceptance by signing and returning this offer or a counterpart thereof to the CAI Entities, BC and the Institutional Investor prior to 5:00 p.m. (Toronto time) on April 13, 2001, failing which it shall be null and void. For greater certainty, this offer is without prejudice to the ROFO.

We hope that you will accept this offer and that the result will be a mutually satisfactory transaction.

                             -------------------

Yours very truly,


CAI CAPITAL PARTNERS AND COMPANY II, L.P.

By: ______________________________________
 (an authorized signatory of its general partner)


CAI CAPITAL PARTNERS AND COMPANY II-C, L.P.

By: ______________________________________
 (an authorized signatory of its general partner)


CAI  PARTNERS AND COMPANY II, L.P.

By: ______________________________________
 (an authorized signatory of its general partner)


597858 B.C. LTD.

By: ______________________________________
 (an authorized signatory)


THE ONTARIO TEACHERS' PENSION PLAN BOARD

By: ______________________________________
 (an authorized signatory)


Accepted and agreed to at _______________this ____ day of _______________,
2001.


MDA HOLDINGS CORPORATION

By: ________________________

By: _________________________


ORBITAL SCIENCES CORPORATION (SOLELY FOR THE PURPOSES OF SECTION 4.1(g) ABOVE)

By: ________________________


By: _________________________



cc.     Peter Restler, Manfred Yu, Randall Mullan, Jonathan McCullough,
        Jonathan Lampe